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                                  Exhibit 99.1


FOR IMMEDIATE RELEASE

Contact:   Teresa C. Stackpole
           Director, Corporate Communications
           206/628-6115


             MIDCOM TO RELOCATE HEADQUARTERS TO SOUTHFIELD, MICHIGAN

SEATTLE, WA (May 2, 1997) -- MIDCOM Communications Inc. (NASDAQ: MCCI) today announced that it will begin to transition its Seattle-based corporate headquarters to Southfield, Michigan, with expected completion in early fall 1997.

         The company has had significant operations functions based in Southfield since mid-1996, along with its marketing and product development departments. Corporate support functions currently located in Seattle, including human resources, legal, finance and information services, will now be combined with existing operations in Southfield. Of the company's total employee base of 684, the relocation plan will affect approximately 130 employees.

         "Consolidating MIDCOM's activities in a central location will allow us to reduce costs and improve our productivity," said William H. Oberlin, MIDCOM's president and chief executive officer. "As part of our turn-around strategy, we continue to recruit in information services and other key functional areas and we expect that effort to be bolstered by our reduced need to compete with well-known, Seattle-based companies, like Boeing, Microsoft and Starbucks."

         Concurrently, the company announced several organizational changes related to the transition to Southfield. William J. Huber will join the company as vice president of information services. Huber has 18 years of experience in data processing and has recently worked as a consultant with MIDCOM identifying enhancements to the company's existing systems.

         Also joining the company is Peter K. LaRose who will serve as vice president of business planning. LaRose has a lengthy background in the telecommunications industry, including several years at MCI and Winstar. He has recently been in a consulting role at MIDCOM in the financial area where his duties will now be expanded to include cost analysis, planning and budgeting, and corporate development activities.

         Jerry L. Cady, previously vice president and general manager of PacNet Inc., MIDCOM's subsidiary offering frame relay services, has been named vice president of operations for MIDCOM. Cady's background makes him well-suited to oversee the company's operations functions, including plans to create one inclusive network with its voice, frame relay and fax services networks. Cady will relocate from Seattle to the Southfield site.

         Willow S. Korpela, currently vice president and controller for MIDCOM, will assume the role of vice president and treasurer at the Southfield location. Korpela has been with the company since July 1996.

         Jayne F. Diorka has been promoted to vice president and controller for the company from her previous position as director of financial support services. Diorka, who has been with the company since June 1996, was head of revenue management at both Frontier and ALC Communications prior to joining MIDCOM.

         Due to family and other obligations, Robert J. Chamberlain, currently executive vice president and chief financial officer, and Robert L. Nitschke, currently executive vice president of operations, have elected

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not to relocate to Southfield, but will continue to serve in their current positions with the company until the transition is successfully completed.

         "Both Bob Nitschke and Bob Chamberlain have made major contributions to the company. We regret that they will not be joining us in Southfield, but we understand the rationale for their decision," said Oberlin. "They have been, and remain, committed members of our team, which is demonstrated by their enthusiasm to manage this transition to a successful close."

         Additionally, the company has announced that the heads of the remaining departments, including legal and human resources, will be relocating to Southfield.

         MIDCOM will retain a full-scale sales organization in Seattle which is an important market for the company. In addition, the PacNet operations will remain in Seattle.

         Relocation packages will be offered to Seattle employees. "On a personal level, it is with mixed feelings that we relocate headquarters," added Oberlin. "The efforts of our Seattle employees have contributed to our turn-around effort and I sincerely hope that many of them elect to stay with the company. Whatever their choice may be, we wish them success." Severance packages will also be provided.

         Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices throughout the nation and currently invoices approximately 100,000 customer locations nationwide.